Exhibit 5.1

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Rockley Photonics Holdings Limited

3rd Floor, 1 Ashley Road

Altrincham

Cheshire

United Kingdom

WA14 2DT

18 October 2021

Dear Sirs

Rockley Photonics Holdings Limited

We have examined the Registration Statement on Form S-8 to be filed by Rockley Photonics Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Registrant (the “Shares”) for issuance pursuant to the Rockley Photonics Holdings Limited 2021 Stock Incentive Plan and the Rockley Photonics Holdings Limited 2021 Employee Stock Purchase Plan (the “Plans”).

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plans and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorizing the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the relevant resolutions adopted by the Board of Directors and/or the shareholders of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ TRAVERS THORP ALBERGA